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                                                                    EXHIBIT 99.1

ITEM 1. BUSINESS.

         GENERAL DESCRIPTION OF BUSINESS. Halliburton Company's predecessor was established in 1919 and incorporated under the laws of the State of Delaware in 1924. Halliburton Company provides a variety of services, products, maintenance, engineering and construction to energy, industrial and governmental customers.

         Our five business segments are organized around how we manage the business: Drilling and Formation Evaluation, Fluids, Production Optimization, Landmark and Other Energy Services and the Engineering and Construction Group.

         We sometimes refer to the combination of the Drilling and Formation Evaluation, Fluids, Production Optimization and Landmark and Other Energy Services segments as the Energy Services Group.

         Dresser Equipment Group is presented as discontinued operations through March 31, 2001 as a result of the sale in April 2001 of this business unit. See
Note 4 to the financial statements for financial information about our business segments.

         PROPOSED GLOBAL SETTLEMENT. On December 18, 2002, we announced that we had reached an agreement in principle that, if and when consummated, would result in a global settlement of all asbestos and silica personal injury claims against DII Industries, LLC (DII Industries), Kellogg, Brown & Root, Inc. (Kellogg, Brown & Root) and their current and former subsidiaries.

         The agreement in principle provides that:

              - up to $2.775 billion in cash, 59.5 million Halliburton shares (valued at $1.1 billion using the stock price at December 31, 2002 of $18.71) and notes with a net present value expected to be less than $100 million will be paid to a trust for the benefit of current and future asbestos personal injury claimants and current silica personal injury claimants upon receiving final and non-appealable court confirmation of a plan of reorganization;

              - DII Industries and Kellogg, Brown & Root will retain rights to the first $2.3 billion of any insurance proceeds with any proceeds received between $2.3 billion and $3.0 billion going to the trust;

              - the agreement is to be implemented through a pre-packaged Chapter 11 filing for DII Industries, Kellogg, Brown & Root and some of their subsidiaries; and

              - the funding of the settlement amounts would occur upon receiving final and non-appealable court confirmation of a plan of reorganization of DII Industries and Kellogg, Brown & Root and their subsidiaries in the Chapter 11 proceeding.

         Subsequently, as of March 2003, DII Industries and Kellogg, Brown & Root have entered into definitive written agreements finalizing the terms of the agreement in principle.

         In March 2003, we agreed with Harbison-Walker and the asbestos creditors committee in the Harbison-Walker bankruptcy to consensually extend the period of the stay contained in the Bankruptcy Court's temporary restraining order until July 21, 2003. The court's temporary restraining order, which was originally entered on February 14, 2002, stays more than 200,000 pending asbestos claims against DII Industries. The agreement provides that if the pre-packaged Chapter 11 filing by DII Industries, Kellogg, Brown & Root and their subsidiaries is not made by July 14, 2003, the Bankruptcy Court will hear motions to lift the stay on July 21, 2003. The asbestos creditors committee also reserves the right to monitor progress toward the filing of the Chapter 11 proceeding and seek an earlier hearing to lift the stay if satisfactory progress toward the Chapter 11 filing is not being made.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Proposed global settlement" and Note 12 to the financial statements.

         DESCRIPTION OF SERVICES AND PRODUCTS. We offer a broad suite of products and services through our five business segments. The following summarizes our services and products for each business segment.

         ENERGY SERVICES GROUP

         The Energy Services Group consists of Drilling and Formation Evaluation, Fluids, Production Optimization, and Landmark and Other Energy Services business segments. It provides a wide range of discrete services and products, as well as integrated solutions to customers for the exploration, development and production of oil and gas. The Energy Services Group serves major, national and independent oil and gas companies throughout the world.

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         DRILLING AND FORMATION EVALUATION

         The Drilling and Formation Evaluation segment is primarily involved in drilling and evaluating the formations related to bore-hole construction and oil and gas formation evaluation. Major products and services offered include:

              -   drilling systems and services;

              -   drill bits; and

              -   logging and perforating.

         Our Sperry-Sun business line provides drilling systems and services. These services include directional and horizontal drilling, measurement-while-drilling, logging-while-drilling, multilateral wells and related completion systems, and rig site information systems. Our drilling systems feature bit stability, directional control, borehole quality, low vibration and high rates of penetration while drilling directional wells.

         Drill bits, offered by our Security DBS business line, include roller cone rock bits, fixed cutter bits, coring equipment and services and other downhole tools used to drill wells.

         Logging and perforating products and services include our Magnetic Resonance Imaging Logging (MRIL(R)), high-temperature logging, as well as traditional open-hole and cased-hole logging tools. MRIL(R) tools apply magnetic resonance imaging technology to the evaluation of subsurface rock formations in newly drilled oil and gas wells. Open-hole tools provide information on well visualization, formation evaluation (including resistivity, porosity, lithology and temperature), rock mechanics and sampling. Cased-hole tools provide cementing evaluation, reservoir monitoring, pipe evaluation, pipe recovery and perforating.

         FLUIDS

         The Fluids segment focuses on fluid management and technologies to assist in the drilling and construction of oil and gas wells. This segment offers:

              -   cementing; and

              -   drilling fluids systems.

         Cementing is the process used to bond the well and well casing while isolating fluid zones and maximizing wellbore stability. This is accomplished by pumping cement and chemical additives to fill the space between the casing and the side of the wellbore. Our cementing service line also provides casing equipment and services.

         Our Baroid business line provides drilling fluid systems and performance additives for oil and gas drilling, completion and workover operations. In addition, Baroid sells products to a wide variety of industrial customers. Drilling fluids usually contain bentonite or barite in a water or oil base. Drilling fluids primarily improve wellbore stability and facilitate the transportation of cuttings from the bottom of a wellbore to the surface. The fluids also help cool the drill bit, seal porous well formations and assist in pressure control within a wellbore. Fluids are often customized by onsite engineers for optimum stability and enhanced oil production.

         Also included in this segment is our equity method investment in Enventure Global Technology, LLC, which is an expandable casing joint venture.

         PRODUCTION OPTIMIZATION

         The Production Optimization segment primarily tests, measures and provides means to manage and/or improve well production once a well is drilled and, in some cases, after it has been producing. This segment consists of:

              -   production enhancement;

              -   completion products; and

              -   tools and testing services.

         Production enhancement optimizes oil and gas reservoirs through a variety of pressure pumping services, including fracturing and acidizing, sand control, coiled tubing, hydraulic workover and pipeline and process services. These services are used to clean out a formation or to fracture formations to allow increased oil and gas production.

         Completion products include subsurface safety valves and flow control equipment, surface safety systems, packers and specialty completion equipment, production automation, well screens, well control services and slickline equipment and services.

         Tools and testing services include underbalanced applications, tubing-conveyed perforating products and services, drill stem and other well testing tools, data acquisition services and production applications.

         Also included in this segment is our subsea operations conducted in our 50% owned company, Subsea 7, Inc.

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         LANDMARK AND OTHER ENERGY SERVICES

         The Landmark and Other Energy Services segment provides integrated exploration and production software information systems, consulting services, real-time operations, smartwells and integrated solutions.

         Landmark Graphics is the leading supplier of integrated exploration and production software information systems as well as professional and data management services for the upstream oil and gas industry. Landmark Graphics software transforms vast quantities of seismic, well log and other data into detailed computer models of petroleum reservoirs to achieve optimal business and technical decisions in exploration, development and production activities. Landmark Graphics broad range of professional services enables our worldwide customers to optimize technical, business and decision processes. Data management services provides efficient storage, browsing and retrieval of large volumes of exploration and petroleum data. The products and services offered by Landmark Graphics integrate data workflows and operational processes across disciplines including geophysics, geology, drilling, engineering, production, economics, finance and corporate planning, and key partners and suppliers.

         This segment also provides value-added oilfield project management and integrated solutions to independent, integrated and national oil companies. Integrated solutions enhance field deliverability and maximize a customer's return on investment. These services leverage all of our products and technologies, as well as project management capabilities.

         Also included in this segment is our equity method investment in Well Dynamics B.V., an intelligent well completions joint venture. Other services provide installation and servicing of subsea facilities and pipelines.

         ENGINEERING AND CONSTRUCTION GROUP

         The Engineering and Construction Group segment, operating as KBR, provides a wide range of services to energy and industrial customers and government entities worldwide.

         KBR offers the following:

              - Onshore engineering and construction activities, including engineering and construction of liquefied natural gas, ammonia and crude oil refineries and natural gas plants;

              - Offshore deepwater engineering and marine technology and related worldwide fabrication capabilities;

              - Government operations, construction, maintenance and logistics activities for government facilities and installations;

              - Plant operations, maintenance and start-up services for both upstream and downstream oil, gas and petrochemical facilities as well as operations, maintenance and logistics services for the power, commercial and industrial markets; and

              -   Civil engineering, consulting and project management services.

         DISPOSITIONS IN 2002. During 2002, we disposed of non-core businesses in our Energy Services Group listed below:

              - In January 2002, we sold our 50% interest in European Marine Contractors Limited, an unconsolidated joint venture reported with our Landmark and Other Energy Services segment, which provided offshore pipeline services, to our joint venture partner, Saipem;

              - In August 2002, we sold several properties reported in our Landmark and Other Energy Services segment that were located in the United States; and

              - In September 2002, we sold our 50% interest in Bredero-Shaw, a pipecoating joint venture reported in our Landmark and Other Energy Services segment, to our partner ShawCor Ltd.

         These dispositions will have an immaterial impact on our future operations. In addition, in May 2002, we contributed substantially all of our Halliburton Subsea assets for 50% of the ownership in a newly formed company, Subsea 7, Inc., which is reported in our Production Optimization segment.

         See Note 2 to the financial statements for additional information related to 2002 dispositions and the creation of Subsea 7, Inc.

         BUSINESS STRATEGY. Our business strategy is to maintain global leadership in providing energy services and products and engineering and construction services. We provide these services and products to our customers as discrete services and products and, when combined with project management services, as integrated solutions. Our ability to be a global leader depends on meeting four key goals:

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              -   establishing and maintaining technological leadership;

              -   achieving and continuing operational excellence;

              -   creating and continuing innovative business relationships; and

              -   preserving a dynamic workforce.

         MARKETS AND COMPETITION. We are one of the world's largest diversified energy services and engineering and construction services companies. We believe that our future success will depend in large part upon our ability to offer a wide array of services and products on a global scale. Our services and products are sold in highly competitive markets throughout the world. Competitive factors impacting sales of our services and products include: price, service delivery (including the ability to deliver services and products on an "as needed, where needed" basis), service quality, product quality, warranty and technical proficiency. While we provide a wide range of discrete services and products, a number of customers have indicated a preference for integrated services and solutions. In the case of the Energy Services Group, integrated services and solutions relate to all phases of exploration, development and production of oil, natural gas and natural gas liquids. In the case of the Engineering and Construction Group, integrated services and solutions relate to all phases of design, procurement, construction, project management and maintenance of facilities primarily for energy and government customers.

         We conduct business worldwide in over 100 countries. For 2002, the United States represented 33% of our total revenue and the United Kingdom represented 12%. No other country accounted for more than 10% of our total revenue. Since the markets for our services and products are vast and cross numerous geographic lines, a meaningful estimate of the total number of competitors cannot be made. The industries we serve are highly competitive and we have many substantial competitors. Substantially all of our services and products are marketed through our servicing and sales organizations.

         Operations in some countries may be adversely affected by unsettled political conditions, acts of terrorism, expropriation or other governmental actions and exchange control and currency problems. We believe the geographic diversification of our business activities reduces the risk that loss of operations in any one country would be material to the conduct of our operations taken as a whole. While Venezuela accounted for less than two percent of our 2002 revenues, the current economic and political instability in Venezuela will negatively impact our operations until resolved. In addition, as a result of the breadth of our businesses and the inherently unpredictable impact of the armed conflict in the Middle East, we are unable to predict their impact on our results of operations. Moreover, due to rising levels of civil disturbance, a number of our customers has ceased operations in the Nigerian Delta region. Energy Services operations in Nigeria accounted for approximately 2% of our revenues in 2002, and these developments could negatively impact our operations in 2003. Information regarding our exposures to foreign currency fluctuations, risk concentration and financial instruments used to minimize risk is included in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Instrument Market Risk" and in Note 19 to the financial statements.

         CUSTOMERS AND BACKLOG. Our revenues from continuing operations during the past three years were mainly derived from the sale of services and products to the energy industry. Sales of services and products to the energy industry in 2002 represented 86% of revenues from continuing operations compared to 85% in 2001 and 84% in 2000.

         The following schedule summarizes the backlog from continuing operations of engineering and construction projects at December 31, 2002 and 2001:

 Millions of dollars                            2002        2001
------------------------------------------------------------------
Firm orders                                   $  8,704    $  8,118
Government orders firm but not yet funded,
   letters of intent and contracts awarded
   but not signed                                1,330       1,794
------------------------------------------------------------------
Total                                         $ 10,034    $  9,912
==================================================================

         Of the total backlog at December 31, 2002, $9,776 million relates to KBR operations with the remainder arising from our Energy Services Group. Approximately 70% of the Energy Services Group 2002 backlog relates to Subsea 7, Inc. in the Production Optimization segment and the balance relates to Landmark and Other Energy

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Services segment. We estimate that 43% of the total backlog existing at December
31, 2002 will be completed during 2003. Approximately 37% of total backlog relates to fixed-price contracts with the remaining 63% relating to cost reimbursable contracts. In addition, backlog relating to engineering, procurement, installation and commissioning contracts for the offshore oil and gas industry totaled $904 million at December 31, 2002. For contracts that are not for a specific amount, backlog is estimated as follows:

              - operations and maintenance contracts that cover multiple years are included in backlog based upon an estimate of the work to be provided over the next twelve months; and

              - government contracts that cover a broad scope of work up to a maximum value are included in backlog at the estimated amount of work to be completed under the contract based upon periodic consultation with the customer.

         For projects where we act as project manager, we only include our scope of each project in backlog. For projects related to unconsolidated joint ventures, we only include our percentage ownership of each joint venture's backlog. Our backlog excludes contracts for recurring hardware and software maintenance and support services offered by Landmark Graphics. Backlog is not indicative of future operating results because backlog figures are subject to substantial fluctuations. Arrangements included in backlog are in many instances extremely complex, nonrepetitive in nature and may fluctuate in contract value and timing. Many contracts do not provide for a fixed amount of work to be performed and are subject to modification or termination by the customer. The termination or modification of any one or more sizeable contracts or the addition of other contracts may have a substantial and immediate effect on backlog.

         RAW MATERIALS. Raw materials essential to our business are normally readily available. Where we rely on a single supplier for materials essential to our business, we are confident that we could make satisfactory alternative arrangements in the event of an interruption in supply.

         RESEARCH AND DEVELOPMENT COSTS. We maintain an active research and development program. The program improves existing products and processes, develops new products and processes and improves engineering standards and practices that serve the changing needs of our customers. Our expenditures for research and development activities totaled $233 million in both 2002 and 2001 and $231 million in 2000. Further information relating to our expenditures for research and development is included in Note 1 to the financial statements.

         PATENTS. We own a large number of patents and have pending a substantial number of patent applications covering various products and processes. We are also licensed to utilize patents owned by others. Included in "Other assets" are patents, net of accumulated amortization, totaling $58 million as of December 31, 2002 and $49 million as of December 31, 2001. We do not consider any particular patent or group of patents to be material to our business operations.

         SEASONALITY. Weather and natural phenomena can temporarily affect the performance of our services, but the widespread geographical locations of our operations serve to mitigate those effects. Examples of how weather can impact our business include:

              - the severity and duration of the winter in North America can have a significant impact on gas storage levels and drilling activity for natural gas;

              - the timing and duration of the spring thaw in Canada directly affects activity levels due to road restrictions;

              -   typhoons and hurricanes can disrupt offshore operations; and

              - severe weather during the winter months normally results in reduced activity levels in the North Sea.

         EMPLOYEES. At December 31, 2002, we employed approximately 83,000 people worldwide compared to 85,000 at December 31, 2001. At December 31, 2002, approximately five percent of our employees were subject to collective bargaining agreements. Based upon the geographic diversification of these employees, we believe any risk of loss from employee strikes or other collective actions would not be material to the conduct of our operations taken as a whole.

         ENVIRONMENTAL REGULATION. We are subject to numerous environmental, legal and regulatory requirements related to our operations worldwide. In the United States, these laws and regulations include the Comprehensive Environmental Response, Compensation and Liability Act, the Resources Conservation and Recovery Act, the Clean

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Air Act, the Federal Water Pollution Control Act and the Toxic Substances
Control Act, among others. In addition to the federal laws and regulations, states where we do business may have equivalent laws and regulations with which we must abide.

         We evaluate and address the environmental impact of our operations by assessing and remediating contaminated properties in order to avoid future liabilities and comply with environmental, legal and regulatory requirements. On occasion we are involved in specific environmental litigation and claims, including the remediation of properties we own or have operated as well as efforts to meet or correct compliance-related matters.

         We do not expect costs related to these remediation requirements to have a material adverse effect on our consolidated financial position or our results of operations. We have subsidiaries that have been named as potentially responsible parties along with other third parties for ten federal and state superfund sites for which we have established a liability. As of December 31, 2002, those ten sites accounted for $8 million of our total $48 million liability. See Note 12 to the financial statements.

         WEBSITE ACCESS. The Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 are made available free of charge on the Company's internet website at www.halliburton.com as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the Securities and Exchange Commission.

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